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                                 EXHIBIT 10.10

                          UNOCAL EMPLOYMENT AGREEMENT




  This employment agreement (the "Agreement") is made effective as of December 8, 1997 by and between Unocal Corporation, a Delaware corporation (the "Company") and Roger C. Beach ("Employee").

  In consideration of the mutual promises and agreements set forth herein, the Company and Employee agree as follows:

1.  TERM.
    ----

  1.1 The term of this Agreement (the "Term") shall commence on December 8, 1997 and shall be for three years, subject to earlier termination in accordance with the provisions of Section 4 hereinbelow. If the Agreement has not been subject to early termination in accordance with the provisions of Section 4 hereinbelow, beginning on December 9, 1997 and on each day thereafter, the Term shall automatically be extended for an additional day unless the Company notifies Employee in writing that it does not wish to further extend the Term. Notwithstanding the foregoing, this Agreement shall end automatically and without additional notice on the date of the Company's Annual Meeting of Shareholders that next follows the date of Employee's sixty-fifth (65th) birthday.

2.  POSITION AND TITLE.
    ------------------

  2.1 The Company on behalf of itself and its affiliates and subsidiaries hereby employs Employee as Chief Executive Officer and Chairman of the Board of Directors, and Employee hereby accepts such employment.

  2.2 Employee shall devote substantially all of his efforts on a full time basis to the business and affairs of the Company and shall not engage in any business or perform any services in any capacity whatsoever adverse to the interests of the Company.

  2.3 Employee shall at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties of his position.

3.  COMPENSATION.
    ------------

  3.1 As of the date of this Agreement, Employee's annual base salary is $825,000 Employee's base salary and performance shall be reviewed periodically at intervals approved by the Management Development and Compensation Committee of the Board of Directors of the Company (the "Committee"), and Employee's base salary may be increased from time to time based on merit or such other consideration as the Committee may deem appropriate.

  3.2 During the Term, Employee shall participate in all of the Company's incentive plans, benefit plans and perquisites, and in any new or successor incentive plans, benefit plans and
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perquisites, that are generally provided to executives of the Company with a level of responsibility and stature comparable to Employee. Performance goals, award opportunity, benefit levels, and administrative guidelines for such plans shall be subject to review and approval by the Committee.

4.  TERMINATION OF EMPLOYMENT.
    -------------------------

  4.1 During the Term, the Company may terminate Employee's employment herein at any time for Cause or as a result of a material breach by Employee of his obligations under this Agreement, provided however that, except in the case of conviction of a felony, the Company shall provide Employee with not less than sixty (60) days prior written notice describing the behavior or conduct which is alleged by the Company to constitute Cause, and Employee shall be provided with reasonable opportunity to correct such behavior or conduct within the notice period. For purposes of this Agreement, Cause shall be defined as any or all of the following:

     (1) Conduct or action by Employee which, in the opinion of a majority of the Board of Directors, is materially harmful to the Company;

     (2) Willful failure by Employee to follow an order of the Board, except in such case where the Employee believes in good faith that following such order would be materially detrimental to the interests of the Company;

     (3) Employee's conviction of a felony.

  4.2 In the event that Employee's employment is terminated by the Company for any reason other than those set forth in Paragraph 4.1 hereinabove, or, (a) Employee's annual base salary is reduced below the amount stated in Paragraph
3.1 hereinabove (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable level of responsibility, title or stature), or (b) Employee is removed from or denied participation in incentive plans, benefit plans, or perquisites generally provided by the Company to other executives with a comparable level of responsibility, title or stature, or (c) Employee's target incentive opportunity, benefits or perquisites are reduced relative to other executives with comparable responsibility, title or stature, or (d) Employee is assigned duties or obligations inconsistent with his position with the Company or (e) Employee is required to relocate to an area outside the Metropolitan Los Angeles area or (f) There is a significant change in the nature and scope of Employee's authority or his overall working environment, such event shall be considered a Termination Without Cause.

  4.3 In the event of Employee's Termination Without Cause at any time during the Term of this Agreement, then:

     (1) The Company shall pay Employee a lump-sum severance amount within thirty (30) days following Termination Without Cause equal to three (3) times the sum of (a) the higher of the Employee's annual base salary at the time of Termination Without Cause or the annual base salary stated in Paragraph 3.1 hereinabove, and (b) the average annual Bonus earned by Employee (whether paid in cash or deferred) for the two completed fiscal years

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immediately prior to Termination Without Cause, reduced by the amount of any
Unocal Employee Redeployment Program and/or Unocal Termination Allowance benefits payable to Employee.

     (2) The Company shall provide for Employee to receive medical, dental, life, and disability insurance coverage for three (3) years following Termination Without Cause at levels and a net cost to Employee comparable to that provided to Employee immediately prior to Employee's Termination Without Cause.

     (3) The Company shall pay Employee an additional lump-sum severance amount within thirty (30) days following Employee's Termination Without Cause equal to three (3) times the base salary used to determine the lump-sum severance benefit in paragraph 4.3(1) hereinabove, multiplied by 6% (.06).

  4.4 In the event that during the Term of this Agreement Employee should voluntarily resign from the Company, should terminate employment with the Company due to death, permanent disability or incapacitation, or is terminated by the Company for Cause or for a material breach by Employee of his obligations under this Agreement, then Employee shall not be entitled to any of the termination benefits provided for in Paragraph 4.3 hereinabove, and the Term of the Agreement shall immediately end.

  4.5 Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any provisions of this Agreement.

5.  CHANGE OF CONTROL.
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  5.1  In the event of a Change of Control of the Company at any time during the
Term of this Agreement, then:

     (1) In the event of Employee's Termination Without Cause within a period of twenty-four (24) months following the date of a Change of Control, Employee shall be entitled to the termination benefits described in Paragraph 4.3 hereinabove; provided that the lump-sum severance amount paid to Employee under this Paragraph 5.1(1), which is calculated based on Paragraphs 4.3(1) and 4.3(3) hereinabove, shall be (a) reduced to equal the present value, determined in accordance with Section 280G(d)(4) of the Internal Revenue Code (the "IRC"), of the lump-sum severance amount which would otherwise be payable under Paragraphs 4.3(1) and 4.3(3), and (b) reduced to offset compensation and other earned income by Employee in the manner provided for in Paragraphs 5.1(2) and 5.1(3) below.

     (2) The lump-sum severance amounts payable to Employee under Paragraphs 4.3(1) and 4.3(3) shall be reduced by one hundred percent (100%) of any compensation and other earned income (within the meaning of Section 911(d)(2)(A) of the IRC) which is earned by Employee for services rendered to persons or entities other than the Company or its affiliates during the three

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years immediately following Employee's Termination Without Cause.

     (3) Not less frequently than annually beginning on the first anniversary following Employee's Termination Without Cause, Employee shall account to the Company with respect to all compensation and other earned income earned by Employee which is required hereunder to be offset against the lump-sum severance amount received by Employee from the Company under Paragraphs 4.3(1) and 4.3(3). If the Company has paid a lump-sum severance amount in excess of the amount to which Employee is entitled (after giving effect to the offsets provided for above), Employee shall reimburse the Company for such excess within thirty (30) days of the determination of such excess. The requirements imposed under this Paragraph 5.1(3) shall terminate thirty (30) days immediately following the second anniversary of Employee's Termination Without Cause.

  5.2 Notwithstanding any other provisions in this Agreement or any other agreement, plan or arrangement, if any payment or benefit received or to be received by Employee, whether under the terms of this Agreement or any other agreement, plan or arrangement with the Company or an affiliate of the Company (all such payments and benefits being hereinafter referred to a "Total Payments") would be subject, in whole or in part, to taxes imposed by IRC
Section 4999, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the parachute excise tax (the "Excise Tax") imposed by IRC Section 4999 (after taking into account any reduction in the Total Payments provided by reason of IRC Section 280G in any other plan, arrangement or agreement). Total payments shall not include any amounts which are not considered a "parachute payments" under IRC
Section 280G in the opinion of suitable experts selected by the Company's Board of Directors. The Company shall provide Employee with the calculation of the foregoing amounts and any supporting materials reasonably necessary for Employee to evaluate the calculations.

  5.3 Any reduction in the Total Payments in accordance with Paragraph 5.2 hereinafter shall be made in the following order:

     (1) The payments under Paragraph 4.3(3) of this Agreement shall first be reduced (if necessary, to zero);

     (2) The payments under Paragraph 4.3(1) of this Agreement shall next be reduced (if necessary, to zero);

     (3) The payments (or calculated value) of the benefits under Paragraph 4.3(2) of this Agreement shall next be reduced (if necessary, to zero);

     (4) Any additional termination payments or benefits provided outside of this Agreement shall then be reduced as necessary.

  5.4 As used herein, the term "Change of Control" means either (a) the dissolution or liquidation of the Company, (b) a reorganization, merger or consolidation of the Company with one or more entities as a result of which the Company is not the surviving entity, (c) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (d) approval by

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the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving entity immediately after such merger or consolidation, or (e) a change of 25% or more (rounded to the next whole person) in the membership of the Board of Directors of the Company within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of at least 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period, or (f) the occurrence of a "Distribution Date" under the Unocal Rights Agreement.

6.  COVENANTS.
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  6.1  Employee agrees that any and all confidential knowledge or information, including but not limited to customer lists, books, records, data, formulae, specifications, inventions, processes and methods, and developments and improvements, which have been or may be obtained or learned by Employee in the course of his employment with the Company, will be held confidential by Employee, and that Employee shall not disclose the same to any person outside of the Company either during his employment with the Company or after his employment by the Company has terminated.

  6.2 Employee agrees that upon termination of his employment with the Company he will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, and all papers and writings relating to the business of the Company and all other property belonging to the Company, it being understood and agreed that the same are the sole property of the Company and that Employee shall not make or retain any copies thereof.

  6.3 Employee agrees that all inventions, developments or improvements which he has made or may make, conceive, invent, discover or otherwise acquire during his employment with the Company in the scope of his responsibilities or otherwise shall become the sole property of the Company.

  6.4 Employee agrees to provide a release of any claims with respect to termination of his or her employment on such form as requested by the Company upon payment of the sums provided in Section 4.3 above.

7.  MISCELLANEOUS PROVISIONS.
    ------------------------

  7.1 All terms and conditions of this Agreement are set forth herein, and there are no warranties, agreements or understandings, express or implied, except those expressly set forth herein.

  7.2 Any modification to this Agreement shall be binding only if evidenced in writing signed by all parties hereto.

  7.3 Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States mail, registered or certified and postage prepaid, addressed to the Company at 2141 Rosecrans Ave., Suite 4000, El Segundo, CA, or to Employee at his or her most recent home address on file with

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Company, or at other such addresses as may from time to time be designated in writing by the respective parties.

  7.4 The laws of the State of California shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties involved.

  7.5 In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

  7.6 This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company and the personal representatives, heirs and legatees of Employee.

  7.7 "Bonus" refers to the Unocal Incentive Compensation Plan and any replacement or successor plan thereof.

  7.8 Company shall pay 90% (ninety percent) of Employee's out-of-pocket litigation expenses, including reasonable attorney's fees, in connection with any judicial proceeding to enforce this Agreement or construe or determine the validity of this Agreement, whether or not the Employee is successful in such proceeding.

  7.9 The term "Company" shall include with respect to employment hereunder, any subsidiary or affiliate of the Company as well as any successor employer following a Change in Control.


IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

BY: /s/ DONALD P. JACOBS
   ------------------------------------------
   Chairman of the Management Development and
   Compensation Committee of the Unocal Board
   of Directors

BY: /s/ R. C. BEACH
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   EMPLOYEE

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